HYCROFT PROVIDES YEAR END 2020 RESULTS AND 2021 OUTLOOK
DENVER, CO, March 24, 2021 - Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), a gold and silver producer operating the Hycroft Mine in the prolific mining region of Northern Nevada, today reported its operating and financial results for the year ended December 31, 2020.
Key Highlights – see more details below
•New executive management team and new technical leadership team at Hycroft.
•2020 production of 27,392 ounces of gold and 178,836 ounces of silver, an almost three-fold increase over 2019.
•50% reduction in total reportable incident frequency rate (“TRIFR”) for the trailing twelve months.
•Quarter-over-quarter increase in tons mined.
•Hycroft operated at a pre-commercial scale using the novel oxidization and leaching process. The associated low gold equivalent production and sales volumes and high relative operating costs resulted in a 2020 net loss and net operating cash outflows from operating activities.
•Planned 2021 run-of-mine production of 45,000 to 55,000 ounces of gold and 400,000 to 450,000 ounces of silver using conventional cyanide heap leach.
Diane R. Garrett, President & Chief Executive Officer, said, “2020 was an important year for Hycroft as the Company continued to focus on the restart of the Hycroft Mine. Throughout the year, we advanced work on the proprietary two-stage sulfide heap oxidation and leach process and made several important findings that will need to be addressed prior to our implementing the novel technology on a commercial scale. In 2021 we expect to mine predominantly oxide and transition material, which are more economic when treated using a conventional run-of-mine heap leaching method, which gives us the opportunity to continue to refine the operating parameters and flow sheet for the new heap leach pad and novel process. While the Company continued to make significant progress in better understanding this proprietary process and its application on a commercial scale, the past year also presented some operational challenges, including learning to navigate in a newly emerged COVID-19 world.
More importantly, 2020 was a year of change as a new senior executive team was brought in starting in early September and promptly established a new highly qualified technical leadership team at the mine possessing a broad range of experience and skills for implementing complex processing technologies. The new leadership team launched into an extensive and detailed review of the Hycroft Mine and took immediate steps to rectify operational shortcomings, significantly cut costs, and formed an operating team aligned with the Company’s long-term strategy to establish the Hycroft Mine as a long-life, low-cost gold and silver producer. To date, the team has made significant strides at Hycroft through elevating the safety performance, improving the culture at Hycroft, establishing operational improvements, reducing spend, and identifying several areas for continued enhancement. The 2020 actions were quickly implemented and, in the fourth quarter alone, we saw significant improvement in costs as we reassigned our workforce to reduce our reliance on contractors as well as improved safety performance with a more than 50% reduction in the TRIFR. Incident and near miss reporting increased as expected as the team initiated numerous campaigns to recognize, report, and eliminate hazards. We expect in 2021 to continue to see additional benefits from these 2020 actions.”

www.hycroftmining.com

These last few months Hycroft has worked alongside its industry leading consultants to identify and investigate opportunities for improvements in operating parameters for the two-stage sulfide heap oxidization and leach process. The result of the work to date has identified several items that were not considered or included in the original plan and design but are critical to the success of this process. These findings included:
(1)adding a forced air injection system for the leach pad which is a key component of the oxidation process;
(2)developing a system for segregating solution flows to and from the heap leach pad to avoid co-mingling of solutions among heap lifts and ore processing stages that negatively impact recoveries and conditions on the leach pads;
(3)identifying that the finer crushed material requires agglomeration in order to achieve optimal permeability and gold/silver recoveries;
(4)understanding that higher soda ash, caustic soda, and cyanide consumption will be required which Hycroft experienced throughout the 2020 pre-commercial test pad programs and recently confirmed through the review of the test work;
(5)determining that some transitional ores are more economically attractive when processed as direct leach, run-of-mine material; and
(6)concluding that additional variability metallurgical and mineralogy studies will be required to better understand each of the geometallurgical domains in the ore body. While there was some variability work completed in the past, the recent test work has revealed that additional variability test work and compositing is necessary to fully understand the geometallurgy of each domain, and that additional sampling, including sampling below the water table where the predominance of the sulfide resources exist, is required given the complexity and variability of the large ore body.
The additional variability test work will also include detailed minerology studies as it is important to understand the role other minerals may play in the overall oxidation process and to enhance Hycroft’s ability to measure oxidation rates accurately and consistently. The new team at Hycroft has developed an approximate $10 million program for drilling and additional metallurgical and mineralogical studies in 2021. This program of work has been approved by the Board of Directors of Hycroft and can be funded from existing cash and Hycroft’s current operating plans.
The Company’s 2021 plan is designed to enhance its understanding of gold and silver recoveries across the ore body as it sets the stage for the future ramp-up to full-scale mining and production at Hycroft. The 2021 mine plan was constructed to maximize cash flows by optimizing a conventional run-of-mine cyanide heap leaching operation to treat oxide and transitional ore using its existing leach pads while also efficiently sequencing pit development that positions the Company to access sulfide ore. This plan reflects an increase in gold and silver production and sales, funds the initiatives needed for better understanding the novel two-stage sulfide heap oxidation and leach process and provides the new team time to complete several important activities to ensure Hycroft is positioned for long-term, successful execution, while managing its cash and working capital to comply with its debt covenants.

Hycroft Year End 2020 Results and 2021 Outlook

Diane Garrett added, “2021 is a foundational year designed to advance the work necessary in preparation for larger scale sulfide operations. The team is working diligently to optimize current and future heap leach mine plans and to evaluate all opportunities for more profitable mine plans in the near and medium term. This work involves taking a “ground-up” approach working from the orebody out. The Company’s prior plan was developed using a $1,200 per ounce gold price pit shell which leaves profitable ore behind in the current gold and silver price environment. By running pit shells at recent gold and silver prices we have identified additional areas of oxide mineralization that can generate cash flows over the next several years and we have already begun to identify areas of higher-grade mineralization that will become important for mine sequencing and further improving cash flows prior to accessing sulfide material.”
As the Company considers life-of-mine development and planning for the Hycroft deposit, particularly in the current gold and silver price environment, Hycroft believes it is prudent to evaluate proven processing technologies for treating some ore types that may be more profitable than only utilizing the two-stage sulfide heap oxidation and leaching process. Gold and silver projects throughout Nevada can host a variety of ore types, much like Hycroft, as evidenced by many projects in Nevada that have multi-process operations in order to deliver the most economic return for each ore type. Potential opportunities being examined by the Company in 2021 include: (i) developing an understanding of the grade range distribution of the sulfide material; (ii) completing on-going work on the higher-grade areas of Hycroft; and (iii) following up on historical high-grade intercepts. In order to capitalize on these potential opportunities, which take advantage of the current commodity price environment, Hycroft believes that it should also evaluate the benefits of a multi-process operation. Long-term operating scenarios may include conventional run-of-mine cyanide heap leaching for the oxide and transitional material, sulfide heap oxidation and leaching using the novel process, and an appropriately sized milling and flotation plant for processing the higher-grade ranges of sulfide material. The Company believes that the plan it has put in place for 2021 will provide the new team the time to fully consider and evaluate these opportunities and make any necessary changes to improve the leach pads, process plants and process flowsheet, maintain and develop its workforce, and advance the project, in order to further enhance the value of the project. As the test work advances and alternative processes are considered, the Company expects to perform technical studies and trade-off evaluations which may result in an updated feasibility study.
Hycroft management continues to believe that the fundamentals for the Company remain solid. Hycroft is a world class gold deposit and ranks among the top 20 global primary gold mines and the second largest in the United States. Key features of the operation include a long production mine life located in an established and respected mining jurisdiction with substantial infrastructure and access to a skilled workforce, permitted current operations, and significant exploration potential within Hycroft’s approximate 71,000-acre land position.
“When I joined Hycroft in September 2020, I was excited for the opportunity to work on this incredible asset and build the right team to unlock the full value potential of the Hycroft Mine. In our search for new technical leadership, I was pleased with the overwhelmingly positive response we received from highly qualified candidates. In my opinion, we have attracted some of the best and brightest professionals in the industry who possess the critical skillsets and experience needed for the successful development and operation of Hycroft. Our team is excited to work on such a unique, large mineral endowment. Through our work to date and the identification of opportunities that we believe were not a focus during the development of the heap oxidation and leach process, we are even more excited about the potential of this project and what its future holds. By letting the orebody drive the mine plans, processes and economic value as opposed to the process driving the mine plans, we believe there is an opportunity to unlock additional value. While we still have a lot of work ahead of us to truly realize the value of this mine, I am excited for 2021 and the future of this emerging world class operation,” added Diane Garrett.

Hycroft Year End 2020 Results and 2021 Outlook

2020 Highlights
•Following the acquisition of the Hycroft Mining Corporation business by Mudrick Capital Acquisition Corporation on May 29, 2020, the newly formed Hycroft Mining Holding Corporation became a publicly traded company listed on the NASDAQ Capital Market under the symbol HYMC.
•Gold and silver production in 2020 nearly tripled compared with 2019 to 27,392 ounces of gold and 178,836 ounces of silver, resulting from a full year of production in 2020 compared with an approximate half year of operations in 2019. The Company sold 24,892 ounces of gold (realized average price of $1,779 per ounce) and 136,238 ounces of silver (realized average price of $20.30 per ounce).
•New highly experienced management team in place led by Diane Garrett, President & CEO (former Romarco Minerals Inc. (“Romarco”)), Stan Rideout, Executive Vice President & CFO (former Romarco, Phelps Dodge Corporation (“Phelps Dodge”)) and Jack Henris, Executive Vice President and COO (former Stantec Consulting, Goldcorp Inc., Newmont Mining Corporation (“Newmont”) and Barrick Gold Corporation (“Barrick”)).
•Realigned organizational structure and recruited several key individuals in the last three months of 2020 to bolster the technical, financial, and operational teams. New on-site technical team in place, including:
–Mike Eiselein, VP and General Manager (former Newmont, Barrick);
–James Berry, VP Exploration and Geology (former Romarco, Barrick);
–Kenji Umeno, Process Manager (former Kinross Gold Corp., Fluor, Freeport-McMoRan Inc. (“Freeport”));
–Jeff Griffin, Sr. Metallurgist (former Phelps Dodge, Freeport);
–Santiago Garcia, Chief Metallurgist (former Agnico Eagle Mines Ltd., Newmont); and
–Mine Manager, Safety Manager, HR Manager, Controller and Project Manager.
•Established an independent technical team comprised of Hycroft personnel and industry-leading consultants including John O. Marsden (Metallurgium), Hazen Research Inc. and Forte Dynamics, Inc. with expertise in metallurgy, mine plan optimization, and heap stacking designs to assist with development of mining and process plans and alternatives.
•In the fourth quarter of 2020 Hycroft redoubled its focus on safety by allocating additional personnel, resources, workforce time, and communications to mine safety, which contributed to an approximate 50% reduction in the TRIFR for the trailing twelve months to approximately 2.3 as of December 31, 2020, compared with approximately 5.05 for January 2020. In 2021, the Company will continue to focus on improving the safety program including a participatory, employee based safety culture.
•The Company improved its financial position through an upsized public offering for 9,583,334 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $10.50 per share. The public offering closed on October 6, 2020, providing the Company with net proceeds of approximately $83.1 million.

Hycroft Year End 2020 Results and 2021 Outlook

2021 Outlook & Development Activities
•Production – Hycroft expects to produce 45,000 to 55,000 ounces of gold and 400,000 to 450,000 ounces of silver in 2021.
•Capital and project spending – Capital and project spending in 2021 is expected to be between $14 - $18 million, primarily for variability drilling, material characterization and metallurgical testing, and on-going analyses ($9 - $11 million), construction of, and long-lead items for, the new leach pad that were in process prior to deferring completion to the future when it is needed ($4 - $5 million) and other capital and projects ($1 - $2 million).
•Pre-commercial leach pads – Hycroft expects to mine and stockpile at least 300,000 tons of sulfide ore in 2021 that, once sufficient additional work on the novel process has been completed, will be available for testing to further refine operating parameters and measure its performance for large scale application of the oxidation heap leach.
•Leach pad expansion – The Company developed a stacking plan for the 2021 run-of-mine plan that utilizes existing leach pads, preserves the new leach pad for sulfide ores, and facilitates deferring the capital expenditures to complete and commission the new leach pad into 2022. During the upcoming year, in conjunction with the technical team, Hycroft plans to engage with engineering firms to assess value engineering opportunities and evaluate potential design changes to the current leach pad plans to better support the sulfide oxidation process.
•Technical analyses – The technical work programs taking place in 2021 may provide information for evaluating enhancements, updates, and opportunities for the novel process, while also considering processing technologies for certain ores that may generate enhanced value.
•Mine planning and exploration – The mining team was expanded to include a professional with expertise in geologic modeling and a track record for establishing successful exploration and geology programs. The mining team, together with Forte and the exploration team, are working to identify additional opportunities to explore areas with higher grade potential and identify mine plan enhancements for improved cash flows.
•Constraints to growth – The Hycroft Mine’s future ramp up is dependent on eliminating current mining and processing constraints. As it relates to mining, when Hycroft is ready to ramp up production it will need to acquire a mining fleet capable of achieving targeted production, and recruit and train operators and maintenance staff. For processing, Hycroft will need to: (i) complete planned repairs to the Brimstone Merrill-Crowe plant and refinery; (ii) restore and recommission the North Merrill-Crowe plant, and complete detailed engineering, permitting, and installation for the adjacent refinery; (iii) ensure it has sufficient reagent availability and storage, handling, and application systems; and (iv) evaluate other supporting process plant and equipment required for future growth, namely material handling systems and crusher capacity.

Hycroft Year End 2020 Results and 2021 Outlook

Operations
The following table provides a summary of operating results for the Hycroft Mine, which was restarted in April 2019:

		Year ended December 31,
		2020	2019
Ore mined - crusher feed	(ktons)	4,941	3,147
Ore mined - run of mine	(ktons)	1,873	939
Total ore mined	(ktons)	6,814	4,086
Waste mined	(ktons)	4,815	321
Total mined	(ktons)	11,629	4,407

Waste tons to ore tons strip ratio	(#)	0.71	0.08

Ore grade mined - gold	(oz/ton)	0.014	0.019
Ore grade mined - silver	(oz/ton)	0.261	0.122

Production - gold	(oz)	27,392	9,561
Production - silver	(oz)	178,836	70,332

Ounces sold – gold	(oz)	24,892	8,593
Ounces sold – silver	(oz)	136,238	52,036

Average realized sales price - gold	($/oz)	$1,779	$1,490
Average realized sales price - silver	($/oz)	$20.30	$17.41
As shown in the table above, tons mined, ounces produced, and ounces sold significantly increased during the year ended December 31, 2020 compared with the prior year as Hycroft benefitted from a full year of operations in 2020 and only eight months of mining in 2019. Operations were restarted in the second quarter of 2019 and, each quarter since restarting, generally there has been an increase in tonnage mined, hauled to the crusher, and placed on the leach pads, most notably in the second quarter of 2020 following the arrival and commissioning of mobile mining equipment rentals (nine haul trucks and one loader).
The gold grades of ore mined during 2020 were as planned and decreased from the comparable period of 2019 in which existing higher grade stockpile ore was mined prior to starting any drilling and blasting. During the first quarter of 2020, Hycroft commenced in-pit contractor drilling and blasting activities that continued through the fourth quarter of 2020, to provide fresh ore feed for the crusher, run-of-mine hauling, and waste removal in support of the full year plan.
The crusher performed well during the second half of 2020, generally meeting internal targets for product fraction size, tonnage rates, and availability, as Hycroft continued to improve equipment and operating systems to ensure ongoing reliability. In the fourth quarter of 2020 tons crushed decreased, as the Company moved to processing transitional ore as run-of-mine material and direct leaching.

Hycroft Year End 2020 Results and 2021 Outlook

During the second half of 2020, Hycroft made the following progress on the existing pre-commercial leach pad operations: (1) improved the reagent island including upgrading the agitator system to allow for more soda ash concentration in solution thereby increasing the application rate; (2) technical staffing additions; and (3) improved leach pad data gathering and reporting protocols. These improvements combined with the new technical leadership resulted in improved control and management of the leach pads during the second half of 2020. Accordingly, the Company did not experience any metallurgical balancing write-downs of recoverable gold ounces on the leach pads, which was an improvement from the first half of 2020 in which it wrote-off 10,492 ounces of gold.
Liquidity & Capital Resources
The Company ended 2020 with $56.3 million in cash (excluding $39.7 million of restricted cash), a $50.1 million increase from the previous year, resulting from cash from financing activities of $188.7 million being partially offset by cash used in operating activities of $110.5 million and cash used in investing activities of $31.1 million.
Cash used in operating activities resulted from net operating losses which were partially offset by non-cash charges. Cash used in investing activities of $31.1 million was primarily related to construction of the large leach pad expansion project. Cash from financing activities in 2020 related primarily to the recapitalization transaction in connection with the acquisition of the Hycroft Mining Corporation business and the public offering of units, which was comprised of one share of Hycroft common stock and one warrant to purchase one share of its common stock. The public offering was completed on October 6, 2020 and resulted in proceeds net of discount and equity issuance costs of approximately $83.1 million. Additional financing activities primarily related to the recapitalization transaction in May 2020 and borrowings prior to that transaction.
2021 Outlook
Hycroft considers 2021 to be a foundational year necessary to fully understand and better evaluate the opportunities available to unlock the value of the Hycroft Mine in the years following 2021. During 2021, the Company intends to focus its efforts on placing the Hycroft Mine in a position for a future ramp up of production at the appropriate time. The Company’s focus for 2021 will entail mining and processing run-of-mine oxide and transitional ores aimed at maximizing ounce production and cash flows and preserving its cash. Compared with the two-stage heap oxidization and leaching of ore, run-of-mine oxide and transitional ore can be processed at a lower cost as this material does not require crushing, rehandling, or soda ash reagent application, and the shorter recovery cycle reduces working capital. The run-of-mine operating plan for 2021 will provide Hycroft the opportunity to complete and evaluate the results of the ongoing technical work for the proprietary two-stage heap oxidation and leaching process and advance the many opportunities it has identified for potentially enhancing the value of the project.
Although the 2021 run-of-mine operating plan reduces annual mining activity from 2020, Hycroft expects to increase its total annual production to 45,000 - 55,000 ounces of gold and 400,000 - 450,000 ounces of silver by drawing down inventory that has been previously stacked on the leach pads and stacking run-of-mine oxide and transitional material with a shorter recovery cycle. It is anticipated that mining in the first four months of 2021 will be performed using the existing Hycroft fleet and a rental fleet, moving approximately 1.5 million tons per month of ore and waste. For the remainder of the year, Hycroft intends to mine approximately 500,000 tons of oxide and transitional ore and waste per month with a more cost-effective mining fleet. The run-of-mine operating plan will allow Hycroft to maintain its existing workforce while allowing time to optimize the mining plan, take additional steps to define the ore body, and resolve technical issues related to developing processes and procedures for the efficient and effective recovery of gold and silver from its two-stage heap oxidation and leaching of sulfide ore, thereby positioning the mine site for the first phase ramp up and future growth.

Hycroft Year End 2020 Results and 2021 Outlook

At current metal prices, Hycroft’s full-year 2021 production costs are expected to exceed gold and silver revenues due to fixed costs and lower planned run-of-mine volumes. The run-of-mine volumes reflect the current processing capacity which is limited until the Company completes expenditures necessary to refurbish the North Merrill-Crowe plant and construct the second refinery.

Conference Call – March 24, 2021 / 1:00 pm ET (10:00 am PT)
Hycroft will host a conference call to discuss these results today at 1:00 pm ET (10:00 am PT).

To access the call, please dial:
Canada & US toll‐free – 1-833-943-1683
Outside of Canada & US – 1‐210-874-7692
Conference ID: 6575904
Please note that a recording of the call will be archived on our website at www.hycroftmining.com.

About Hycroft Mining Holding Corporation
Hycroft is a US-based, gold and silver producer operating the Hycroft Mine located in the world-class mining region of Northern Nevada. The Hycroft Mine ranks among the top 20 largest primary gold deposits in the world and is the second largest in the United States.

Contact:

Diane R. Garrett President & Chief Executive Officer (210) 621-4200	Tracey Thom Vice President, Investor Relations & Corporate Communication (303) 524-1948

Hycroft Year End 2020 Results and 2021 Outlook

 Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the Unites States Securities Exchange Act of 1934, as amended, or the Unites States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein and public statements by our officers or representatives, that address activities, events or developments that our management expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Forward-looking statements address activities, events or developments that the Company expects or anticipates will or may occur in the future and are based on current expectations and assumptions. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These risks may include the following and the occurrence of one or more of the events or circumstances alone or in combination with other events or circumstances, may have a material adverse effect on the Company’s business, cash flows, financial condition and results of operations. Forward-looking statements include, but are not limited to: industry related risks including: fluctuations in the price of gold and silver; uncertainties concerning estimates of mineral reserves and mineral resources; uncertainties relating to the ongoing COVID-19 pandemic; the intense competition within the mining industry; the inherently hazardous nature of mining activities, including environmental risks; our insurance may not be adequate to cover all risks associated with our business, or cover the replacement costs of our assets; potential effects on our operations of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements; cost of compliance with current and future government regulations; uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities; potential challenges to title in our mineral properties; risks associated with proposed legislation in Nevada that could significantly increase the costs or taxation of our operations; and changes to the climate and regulations and pending legislation regarding climate change; business-related risks including: risks related to our liquidity and going concern considerations; risks related to our ability to raise capital on favorable terms or at all; risks related to the heap leaching process at the Hycroft Mine and estimates of production; our ability to achieve our estimated production and sales rates and stay within our estimated operating and production costs and capital expenditure projections; risks related to a decline in our production of gold and silver; risk related to our ability to successfully eliminate or meaningfully reduce processing and mining constraints and related the results of our planned 2021 technical efforts and how the data resulting from such efforts could adversely impact processing technologies applied to our ore, future operations and profitability; risks related to our reliance on one mine with a new process;risks related to our limited experience with a largely untested process of oxidizing and heap leaching sulfide ores; uncertainties and risks related to our reliance on contractors and consultants; risks related to the availability and cost of equipment, supplies, energy, or commodities; uncertainties related to our ability to replace and expand our ore reserves; costs related to our land reclamation requirements; the commercial success of, and risks relating to, our development activities; risks related to slope stability; risks related to our substantial indebtedness, including cross acceleration and our ability to generate sufficient cash to service our indebtedness; uncertainties resulting from the possible incurrence of operating and net losses in the future; risks related to disruption of our business due to the historical chapter 11 proceedings; the loss of key personnel or our failure to attract and retain personnel; risks related to technology systems and security breaches; risks related to current and future legal proceedings; and risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval; risks related to our securities, including: volatility in the price of our common stock and warrants; risks that our warrants may expire worthless;; anti–takeover provisions could make a third party acquisition of us difficult; risks related to limited access to our financial information, as we have elected to take advantage of the disclosure requirement exemptions granted to emerging growth companies and smaller reporting companies; and forward looking statements that we do not intend to pay cash dividends and depending upon results of testing and analysis, we may determine to conduct mining operations using a multi-process hybrid approach and update and amend the Hycroft Technical Report. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. Although our management believes that its expectations are based on reasonable assumptions, we can give no assurance that these expectations will prove correct. Please see our “Risk Factors” set forth in our Annual Report on Form 10-K for the period ended December 31, 2020, for more information about these and other risks. You are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this news release. In addition, even if our results, performance, or achievements are consistent with the forward-looking statements contained in this news release, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this news release speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Hycroft Year End 2020 Results and 2021 Outlook